EXHIBIT 10.509

DESCRIPTION OF CHIRON CORPORATION’S

2005 EXECUTIVE OFFICERS VARIABLE COMPENSATION PROGRAM

Decisions on compensation (base salary and variable compensation) of Chiron Corporation’s (“Chiron” or the “Company”) executive officers are made by the Compensation Committee of the Board of Directors.

The Compensation Committee and, with respect to the Chairman and CEO, the Board of Directors met on February 16 and February 17, 2006, respectively, and authorized base salary adjustments effective February 27, 2006 and bonuses for 2005 performance for Named Executive Officers as of December 31, 2005. The Compensation Committee believes that total annual cash compensation should be competitive as well as performance based and that a significant portion of cash compensation should be “at risk”. The Committee’s stated target for base salary for prior years was generally at the 60th percentile of the market. In keeping with the Committee’s performance based focus on cash compensation, in general the salary adjustments made in 2005 and 2006 placed executive officer base salaries at or below the 50th percentile of the market.

Under Chiron’s Annual Incentive Plan, executives earn cash bonus compensation based on achievement of pre-established Company, business unit and function or corporate unit performance goals and based upon their individual performance. For 2005, the performance measures were based on revenue and earnings per share metrics and non-financial milestones relating to creation of long-term shareholder value. Variable cash compensation for executive officers overall was targeted to yield total cash compensation at the 50th percentile. The Committee retains its philosophy that annual variable cash compensation awards are used to provide the potential to bring total cash compensation substantially over the 50th percentile of the market when individual, business unit and overall company performance are substantially above target.

Each participant’s target award is a percentage of that employee’s base salary.  In addition to the Company measurements, each of the business unit presidents is also measured on the financial performance of his or her business unit (on the basis of revenue and operating income) and specific research, development and commercial milestones which are sector specific, and which focus on priorities within each organization for this year. If performance objectives are met, the Named Executive Officers are eligible, at the discretion of the Compensation Committee, for a cash bonus based on the following percentage of their annual base salary:  CEO – 120%; President and COO – 100%; Presidents of Businesses – 100%; General Counsel – 75%. The Compensation Committee approves the bonus targets, measurement criteria and final determination of success against the measurements.

In determining participant awards for 2005, the Committee reviewed performance against the Company’s financial measurements, taking into account among other things the return of FLUVIRIN® to the U.S. market and the number of doses sold, and non-financial milestones for 2005, and took into account business or corporate unit and individual performance.

The Compensation Committee reserves the right to modify executive officer variable compensation if, in its sole discretion, it determines that executive officer performance or Company performance warrant such modifications.